Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into as of September 22, 2020 (the “Effective Date”) by and between EXETER 804 EAST GATE 2018, LLC, a Delaware limited liability company (“Landlord”), and INTEST CORPORATION, a Delaware corporation (“Tenant”).

WHEREAS, Tenant and Landlord (as a successor-in-interest to Exeter 804 East Gate, LLC, a New Jersey limited liability company) are parties to that certain Lease Agreement dated May 10, 2010 (the “Original Lease”), pursuant to which Tenant leases from Landlord and Landlord leases to Tenant approximately 54,897 rentable square feet (inclusive of 4,382 rentable square feet of mezzanine space) (the “Existing Premises”) located at 804 East Gate Drive, Mount Laurel, New Jersey 08054.

WHEREAS, on February 14, 2011, Exeter 804 East Gate, LLC and Tenant executed that certain Commencement Date Memorandum setting forth certain information with respect to the Original Lease (the “Commencement Date Memorandum” and together with the Original Lease, the “Existing Lease”). The Existing Lease and this Amendment are herein referred to as, collectively, the “Lease”.

WHEREAS, Landlord and Tenant now desire to amend the Existing Lease upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

1.      Definitions; Recitals. Any capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Existing Lease. The above recitals are true and correct and are hereby incorporated into this Amendment as if set forth herein at length.

2.      Extension of Term. The Term is hereby extended for a period of one hundred twenty (120) months (the “Extension Term”), with such Extension Term commencing on May 1, 2021 (the “Extension Term Commencement Date”) and continuing until 11:59 pm (local time) on April 30, 2031.

3.       Partial Surrender/Reduction of Existing Premises.

(a)     Commencing on the Extension Term Commencement Date, the Existing Premises shall be reduced by approximately 21,247 rentable square feet, as shown on Exhibit “A” attached hereto (inclusive of 4,382 rentable square feet of mezzanine space) (the “Surrendered Premises”). From and after the Extension Term Commencement Date, (i) the Premises shall consist of approximately 33,650 rentable square feet, as shown on Exhibit “A” attached hereto (the “Remaining Premises”), and (ii) all references in the Lease to the “Premises” shall mean and refer to the Existing Premises, as reduced hereby (i.e., the Remaining Premises).

(b)     From and after the Extension Term Commencement Date and throughout the Extension Term, (i) the term “Tenant’s Share” and words of similar import in the Existing Lease shall mean 42.08%, and (ii) all other terms of the Existing Lease affected by the reduction of rentable square footage comprising the Surrendered Premises shall be adjusted accordingly.

(c)     For the avoidance of doubt, from and after the Effective Date and through April 30, 2021 (including, without limitation, following the completion of the Demising Wall (as defined on Exhibit “B” attached hereto)), subject to Tenant’s compliance with the terms of the Existing Lease, Tenant shall continue to have access to the Surrendered Premises twenty-four (24) hours per day, seven (7) days per week.

(d)     On or prior to April 30, 2021, Tenant shall surrender the Surrendered Premises to Landlord in the condition required by the Existing Lease (including, without limitation, Section 21 of the Original Lease), subject to the provisions of Section 3(e) below. If Tenant fails to comply with the foregoing sentence, Tenant shall be liable for holdover damages in accordance with Section 21 of the Original Lease.

(e)     Landlord and Tenant acknowledge and agree that pursuant to Section 21(a) of the Original Lease, Tenant is required to remove from the Surrendered Premises, at Tenant’s sole cost and expense, all wiring and cabling installed by Tenant or on behalf of Tenant (the “Wiring and Cabling Removal Work”). With respect thereto, Tenant (i) requests that Landlord cause the General Contractor (as defined below), subject to the terms, conditions and provisions hereof, to complete the Wiring and Cabling Removal Work and (ii) acknowledges and agrees that the Wiring and Cabling Removal Work will constitute a change order requested by Tenant with respect to the Tenant Interior Improvements (as defined below). Upon General Contractor’s completion of the Wiring and Cabling Removal Work, Landlord shall notify Tenant of the same, and the Removal Change Order Costs (as defined below) shall be paid by Tenant within thirty (30) days of receipt of an invoice therefor from Landlord. In the alternative, Landlord may require that, prior to commencement of any work related to such Wiring and Cabling Removal Work, Tenant shall pay to Landlord fifty percent (50%) of the amount estimated by Landlord to become due to Landlord from Tenant with respect to the Wiring and Cabling Removal Work, with the balance to be paid within thirty (30) days of receipt of an invoice therefor from Landlord following completion of such work. As used herein, “Removal Change Order Costs” shall mean all costs and expenses reasonably incurred by Landlord in connection with the completion of the Wiring and Cabling Removal Work including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services, (ii) Landlord’s engineers’ and consultants’ fees and costs (including a construction management fee payable to Landlord (or an affiliate of Landlord) equal to five percent (5%) of the hard and soft costs of the Wiring and Cabling Removal Work) and (iii) fees for all required permits and approvals.

4.       Minimum Annual Rent. From and after the Effective Date and through April 30, 2021, Tenant shall continue to pay Minimum Annual Rent for the Existing Premises in the amounts and as prescribed in the Existing Lease. Commencing on the Extension Term Commencement Date and throughout the Extension Term, Tenant shall pay Minimum Annual Rent for the Premises at the time and in the manner specified in the Existing Lease, in the following amounts:

Period	Annual	Monthly
May 1, 2021 – April 30, 2022	$230,502.48	$19,208.54
May 1, 2022 – April 30, 2023	$232,807.56	$19,400.63
May 1, 2023 – April 30, 2024	$235,135.68	$19,594.64
May 1, 2024 – April 30, 2025	$237,487.08	$19,790.59
May 1, 2025 – April 30, 2026	$239,862.00	$19,988.50
May 1, 2026 – April 30, 2027	$242,260.68	$20,188.39
May 1, 2027 – April 30, 2028	$244,683.24	$20,390.27
May 1, 2028 – April 30, 2029	$247,130.04	$20,594.17
May 1, 2029 – April 30, 2030	$249,601.32	$20,800.11
May 1, 2030 – April 30, 2031	$252,097.32	$21,008.11

5.       Annual Operating Expenses; Utilities and Other Charges. In addition to the Minimum Annual Rent as set forth above, Tenant shall remain obligated for the payment to Landlord or such other party as may expressly and specifically be required under the Lease of (a) Annual Operating Expenses as set forth in Section 5 and Section 6 of the Original Lease, (b) all utilities and services supplied to the Premises as set forth in Section 7 of the Original Lease and (c) any other charges or amounts due under the Lease, in accordance with the provisions of the Lease.

6.        Condition of Premises; Landlord’s Work; Tenant Interior Improvements.

(a)     Tenant shall lease the Premises during the Extension Term upon the terms and conditions of the Existing Lease (as modified hereby). Tenant accepts the Premises in its “AS IS” condition, without representation or warranty from Landlord and Tenant shall not be entitled to any allowances, credits, options or other concessions with respect to the Extension Term or the Premises, except as otherwise expressly set forth herein.

(b)     Notwithstanding the foregoing, Landlord shall cause to be completed by Landlord’s general contractor, CS Builders LLC (“General Contractor”), at Landlord’s sole cost and expense, using new first quality Building standard materials and finishes, in a good and workmanlike manner and in compliance with applicable Laws, that certain work as more particularly described on Exhibit “B” attached hereto (“Landlord’s Work”). Landlord will use commercially reasonable efforts to cause the Landlord’s Work to be completed on or prior to the Extension Term Commencement Date, provided, however, if Landlord does not cause the Landlord’s Work to be completed on or prior to the Extension Term Commencement Date, then Landlord shall not be in default of its obligations hereunder, Tenant’s obligation to pay Monthly Rent or any other charges and expenses due under the Lease shall not be affected thereby, the Lease shall not be rendered void or voidable and Landlord shall not be liable for any damages as a result thereof. Further, Tenant acknowledges and agrees that Landlord and General Contractor shall have access to the Premises to complete the Landlord’s Work. Further, during the performance and completion of the Landlord’s Work, Tenant shall not interfere unreasonably with Landlord and/or Landlord’s employees, agents, representatives or contractors (including, without limitation, General Contractor), upon request (which may be provided by Landlord (or any affiliate thereof) and/or the General Contractor to Tenant via e-mail to the following address: h.regan.jr@intest.com) Tenant shall remove all of Tenant’s personal property and equipment from the area within which the Landlord’s Work is to be performed (including, without limitation, the Demising Wall Restricted Area (as defined below)), and Tenant shall otherwise be prohibited from accessing, occupying or otherwise placing any of Tenant’s personal property and equipment within the Demising Wall Restricted Area.  Landlord agrees to cause the General Contractor to perform the Landlord’s Work in a manner so as not to unreasonably interfere with Tenant’s business operations. With respect to any of Tenant’s personal property and equipment not removed as required, after prior notice to Tenant to remove the particular property and/or equipment, Landlord, at Tenant’s expense, may remove and store such property and/or equipment in such manner as Landlord may see fit.  Tenant acknowledges and agrees that Landlord shall have no liability with respect to any such personal property and/or equipment that Tenant fails to move, whether as a result of any damage thereto or otherwise. Furthermore, if Landlord incurs any costs or expenses as a result of Tenant accessing, occupying or otherwise placing any of Tenant’s personal property and equipment within the Demising Wall Restricted Area (or failing to remove any of Tenant’s personal property and equipment from the Demising Wall Restricted Area) during the performance and completion of the Landlord’s Work, then such costs or expenses shall be paid by Tenant within ten (10) days of receipt of an invoice therefor from Landlord. As used herein, the “Demising Wall Restricted Area” shall mean, collectively, an area six (6) feet in width on each side of the Demising Wall (or if the Demising Wall is not yet under construction, the proposed location of such Demising Wall).

(c)     Landlord shall cause to be constructed by General Contractor, at Tenant’s sole cost and expense, in a good and workmanlike manner and in compliance with applicable Laws, the interior improvements in the Remaining Premises pursuant to and in accordance with the scope attached hereto as Exhibit “C-1” and the plan attached hereto as Exhibit “C-2” (the “Tenant Interior Improvements”). Landlord shall commence construction of the Tenant Interior Improvements as soon as reasonably practicable after the Effective Date, and shall use commercially reasonable efforts to diligently and consistently prosecute the Tenant Interior Improvements to completion. In constructing the Tenant Interior Improvements, Landlord shall use new first quality Building standard materials and finishes (unless otherwise set forth on Exhibit “C-1” or Exhibit “C-2” or expressly agreed to by Landlord and Tenant) and Landlord reserves the right to make substitutions of material of equivalent grade and quality if any specified material shall not be readily and reasonably available; provided, however, that such right of substitution shall not apply to any paint or carpet selections or any other finish materials, without Tenant’s consent, not to be unreasonably withheld or conditioned. Upon the Tenant Interior Improvements being Substantially Completed (as defined below), Landlord shall notify Tenant, and Tenant or its agents shall inspect the Tenant Interior Improvements with Landlord within three (3) business days of receipt of such notice from Landlord. Within three (3) business days following such inspection, Tenant shall deliver to Landlord a punch list of defective or incomplete portions of the Tenant Interior Improvements. Landlord shall cause such punch list items to be repaired or completed within thirty (30) days of Landlord’s receipt of the punch list. Upon completion of all punch list items to Tenant’s reasonable satisfaction, it shall be presumed that all of the Tenant Interior Improvements shall be free from defects in materials and workmanship (excluding latent defects), excluding however, all repairs required in connection with routine maintenance and those repairs caused by Tenant. With respect to the Tenant Interior Improvements only, Landlord shall (i) obtain from General Contractor a contractor’s warranty running to Landlord’s benefit for a period of one (1) year from the date of Substantial Completion of the Tenant Interior Improvements and (ii) use commercially reasonable efforts to enforce the terms of such warranty such that Tenant receives the benefit thereof. As used herein, “Substantially Completed” means the Tenant Interior Improvements have been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches. “Substantial Completion” and “Substantially Complete” shall have the correlative meanings thereto.

(d)     Landlord will use commercially reasonable efforts to Substantially Complete the Tenant Interior Improvements no later than January 15, 2021, provided, however, if Landlord does not complete the Tenant Interior Improvements on or prior to such date, then Landlord shall not be in default of its obligations hereunder, Tenant’s obligation to pay Monthly Rent or any other charges and expenses due under the Lease shall not be affected thereby, the Lease shall not be rendered void or voidable and Landlord shall not be liable for any damages as a result thereof. Further, Tenant acknowledges and agrees that Landlord and its contractors (including, without limitation, General Contractor) shall have access to the Premises to Substantially Complete the Tenant Interior Improvements, and Landlord agrees to cause the General Contractor to perform the Tenant Interior Improvements in a manner so as not to unreasonably interfere with Tenant’s business operations. Further, during the performance and completion of the Tenant Interior Improvements, Tenant shall not interfere unreasonably with Landlord and/or Landlord’s employees, agents, representatives or contractors (including, without limitation, General Contractor), and, upon request, Tenant shall remove all of Tenant’s personal property and equipment from the area within which the Tenant Interior Improvements are to be performed.  With respect to any of Tenant’s personal property and equipment not removed as required, after prior notice to Tenant to remove the particular property and/or equipment, Landlord, at Tenant’s expense, may remove and store such property and/or equipment in such manner as Landlord may see fit.  Tenant acknowledges and agrees that Landlord shall have no liability with respect to any such personal property and/or equipment that Tenant fails to move, whether as a result of any damage thereto or otherwise.

(e)     Promptly after the Effective Date, Landlord shall enter into a guaranteed maximum price construction contract with the General Contractor in the amount of $384,400.00 (the “GMP Contract Amount”) for the Tenant Interior Improvements (the “GMP Contract”). The Total Costs (as defined below) (which, as of the Effective Date, are estimated to equal $403,620.00, as itemized on Exhibit “C-3” attached hereto) shall be paid by Tenant to Landlord pursuant to the following schedule: (i) $201,810.00 prior to the start of construction of the Tenant Interior Improvements; (ii) the remaining balance of the then estimated Total Costs within ten (10) days after Landlord has completed fifty percent (50%) of the Tenant Interior Improvements (as determined by Landlord in its commercially reasonable discretion); and (iii) the balance, if any, of the actual Total Costs, within ten (10) business days after Landlord has Substantially Completed the Tenant Interior Improvements and provided Tenant with an invoice and reasonable supporting documentation therefor. In the event that there is an increase in the GMP Contract Amount pursuant to and in accordance with the GMP Contract (including, without limitation, the Contract Documents (as referenced therein)) (excluding Removal Change Order Costs and Change Order Costs (as defined below)), Tenant shall reimburse Landlord for any such increase from time to time during the progress of the construction of the Tenant Interior Improvements within thirty (30) days after receipt of Landlord’s invoice(s) and reasonable supporting documentation therefor. If the aggregate estimated Total Costs paid by Tenant to Landlord exceed the actual Total Costs, then Landlord shall refund such excess to Tenant within thirty (30) days of Substantial Completion of the Tenant Interior Improvements. As used herein, “Total Costs” shall mean all costs and expenses incurred by Landlord in connection with the completion of the Tenant Interior Improvements including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services, (ii) Landlord’s architects’, engineers’, designers’, construction managers’ and consultants’ fees and costs (including a construction management fee payable to Landlord (or an affiliate of Landlord) equal to five percent (5%) of the hard and soft costs of the Tenant Interior Improvements) and (iii) fees for all required permits and approvals (including all reasonable legal fees and costs in connection therewith). If following the Effective Date, Tenant requests a change in the Tenant Interior Improvements, then the same shall constitute a change order requested by Tenant (a “Tenant Change Order”). Tenant Change Orders shall not be permitted without the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed by Landlord so long as the Tenant Change Order shall not delay the Tenant Interior Improvements being Substantially Completed. If Landlord approves any such Tenant Change Order and completes the work associated with such Tenant Change Order, then the Change Order Costs shall be paid by Tenant within thirty (30) days of receipt of an invoice therefor from Landlord. In the alternative, as a condition to Landlord’s approval of such Tenant Change Order, Landlord may require that, prior to Landlord’s commencement of any work related to such Tenant Change Order, Tenant pay to Landlord fifty percent (50%) of the Change Order Costs, with the balance to be paid within thirty (30) days of receipt of an invoice therefor from Landlord following completion of such work. As used herein, “Change Order Costs” shall mean all costs and expenses reasonably incurred by Landlord in connection with the completion of the Tenant Change Order work including, without limitation: (i) Landlord’s out-of-pocket contract or purchase price(s) for materials, components, labor and services, (ii) Landlord’s architects’, engineers’, designers’, construction managers’ and consultants’ fees and costs (including a construction management fee payable to Landlord (or an affiliate of Landlord) equal to five percent (5%) of the hard and soft costs of the Tenant Change Order) and (iii) fees for all required permits and approvals (including all reasonable legal fees and costs in connection therewith).

(f)     During the performance of the Landlord’s Work and the Tenant Interior Improvements, Tenant and Landlord shall cooperate with each other in a commercially reasonable manner with regard to the scheduling of all work. Prior to the commencement of any construction within the Premises as contemplated by this Amendment, Landlord shall deliver to Tenant, an insurance certificate evidencing that the General Contractor has adequate insurance coverage naming Landlord and Tenant as additional insureds. Tenant acknowledges that, notwithstanding anything in the immediately preceding sentence to the contrary, Landlord has delivered to Tenant the referenced insurance certificate and has satisfied Landlord’s obligations with respect thereto.

7.       Security Deposit (Letter of Credit). Landlord and Tenant acknowledge and agree that, as of the Effective Date, the Letter of Credit is in the amount of $90,000.00 (the “Existing Letter of Credit”). Notwithstanding anything to the contrary set forth in the Existing Lease, if (a) the Tenant Interior Improvements have been completed and paid for in full in accordance with Section 6 hereof, and (b) no Event of Default under the terms and conditions of the Lease has occurred and is then continuing, then, on or after the Extension Term Commencement Date, Tenant shall have the right and option, upon written notice to Landlord, to either (i) replace the Existing Letter of Credit with a new Letter of Credit in the amount of $50,000.00 (the “New Letter of Credit”) or (ii) amend the Existing Letter of Credit such that the amount thereof shall decrease to $50,000.00 (as amended, the “Amended Letter of Credit”), provided that in each case the New Letter of Credit or the Amended Letter of Credit (as applicable) shall be consistent with the requirements set forth in Section 27 of the Existing Lease (including, without limitation, subsection (b) thereof). If Tenant elects to replace the Existing Letter of Credit with a New Letter of Credit in accordance with the immediately preceding sentence, then Landlord, upon receipt of the New Letter of Credit, shall return the Existing Letter of Credit to Tenant. From and after Landlord’s receipt of the New Letter of Credit or the Amended Letter of Credit (as and to the extent applicable), all references in the Lease to the “Letter of Credit” shall mean and refer to the New Letter of Credit or the Amended Letter of Credit, as applicable.

8.       Landlord’s Address. Notwithstanding anything to the contrary set forth in the Existing Lease, Landlord’s address for notices (pursuant to Section 1(m) of the Original Lease or otherwise) shall be as follows:

Exeter 804 East Gate 2018, LLC

101 West Elm Street, Suite 600

Conshohocken, PA 19428

Attn: Chief Financial Officer

9.        Parking. From and after the Extension Term Commencement Date, Section 29 of the Original Lease is hereby deleted in its entirety and replaced with the following: “Landlord shall provide Tenant, throughout the Term with the non-exclusive right to use up to forty-six (46) vehicular spaces (“Parking Allotment”) within the parking areas of the Property, all of which parking areas shall provide parking to all tenants of the Building on a non-exclusive basis.”

10.      Renewal Option.

(a)     From and after the Effective Date, Section 30(a) of the Original Lease is hereby deleted in its entirety and replaced with the following: “The renewal term (the “Renewal Term”) shall be for a five (5)-year period commencing on the day immediately following the Expiration Date of the Extension Term and expiring at midnight on the day immediately preceding the fifth (5th) anniversary thereof.”

(b)     From and after the Effective Date, Section 30(b) of the Original Lease is hereby deleted in its entirety and replaced with the following: “Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least nine (9) months prior to the Expiration Date of the Extension Term, time being of the essence.”

11.      Right of First Offer. Landlord and Tenant hereby acknowledge and agree that Tenant no longer has a Right of First Offer with respect to the Lease. Accordingly, Section 31 of the Original Lease, and all references in the Existing Lease to the “Current Tenant”, “First Offer Space”, “Landlord’s Availability Notice” and “Right of First Offer”, are hereby deleted in their entirety and replaced with nothing.

12.      Consent/Approval. Landlord represents and warrants to Tenant that, as of the Effective Date, there is no mortgage or deed of trust encumbering the Property, other than that certain mortgage in favor of Wells Fargo Bank, National Association (“Lender”) dated effective as of December 21, 2018, and recorded on January 8, 2019 with the office of the County Clerk of Burlington County, New Jersey as Instrument No. 5433079 in Book OR13370, at Page 2647. Landlord has obtained Lender’s prior written consent to this Amendment (the “Lender Consent”) and has delivered such Lender Consent to Tenant. Each party represents to the other that it has the full right and authority to bind itself without the consent or approval of any person or entity (other than Lender, for which the Lender Consent has been delivered) and that it has full power, capacity, authority and legal right to execute and deliver this Amendment and to perform all of its obligations hereunder.

13.       Status of Lease Obligations. Tenant acknowledges and certifies that as of the Effective Date, Landlord has performed all covenants and obligations on the part of Landlord to be performed under the Existing Lease and Tenant has no claims or right of offset against Landlord.

14.       Brokers. Tenant represents and warrants to Landlord that Tenant has dealt with no broker, agent or other intermediary in connection with this Amendment other than Newmark Knight Frank (“Tenant’s Broker”), and that insofar as Tenant knows, no other broker, agent or other intermediary negotiated this Amendment. Tenant agrees to indemnify, defend and hold harmless Landlord and its affiliates, partners, members, employees, agents, their partners, members, shareholders, directors, officers, and trustees from and against any claims made by any broker, agent or other intermediary other than Tenant’s Broker, with respect to a claim for any broker’s commission or fee or similar compensation brought by any person in connection with this Amendment, provided that Landlord has not in fact retained such broker, agent or other intermediary. Landlord agrees to pay all commissions payable to Tenant’s Broker pursuant to a separate, written agreement between Landlord and Tenant’s Broker.

15.       Miscellaneous. Any inconsistencies or conflicts between the terms and conditions of the Existing Lease and the terms and conditions of this Amendment shall be resolved in favor of the terms and conditions of this Amendment. Except as specifically modified and amended hereby, the Existing Lease is hereby ratified and confirmed and shall remain in full force and effect. This Amendment may be executed in multiple counterparts, each of which shall be an original and, when taken together, shall constitute one original instrument. This Amendment shall be binding on the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

LANDLORD:

EXETER 804 EAST GATE 2018, LLC, a Delaware limited liability company

By:	Exeter Operating Partnership IV, L.P., a Delaware limited partnership, its sole member

	By	Exeter Operating Partnership IV GP LLC, a Delaware limited liability company, its sole general partner

		By:	Exeter Industrial REIT IV LLC, a Delaware limited liability company, its sole member

			By:	/s/ Timothy J. Weber
Name: Timothy J. Weber
Title: Vice President

[SIGNATURES CONTINUED ON NEXT PAGE]

TENANT:

INTEST CORPORATION, a Delaware corporation

By:	/s/ Hugh T. Regan, Jr.
Name: Hugh T. Regan, Jr.
Title: Treasurer and CFO

Exhibit “A”

Surrendered Premises / Remaining Premises

[See Attached]

Surrendered
Premises
Remaining Premises
33,650 SF
EXETER
inTEST Corporation
reduce the cost of testing
inTEST
804 EAST GATE DRIVE
MT. LAUREL, NJ 08054
PROPOSED FLOOR PLAN
SK 4

Exhibit “B”

Landlord’s Work

1.	Construct a full height demising wall to separate the Surrendered Premises and the Remaining Premises (the “Demising Wall”).
2.	Relocate the electrical panel to exclusively service the Remaining Premises.
3.	Provide the Remaining Premises with natural gas and electric utilities on separate meters.
4.	Install control panel for HVAC system(s) exclusively servicing the Remaining Premises.

Exhibit “C-1”

Scope – Tenant Interior Improvements

Site Work:

●	There will be an added front entrance store front door and ADA ramp for new access to space.
●	New fork lift Ramp Size: 10X31 fork lift ramp
●	Add rear exterior door with metal steps with rails
●	Secure entry area fenced off

Concrete:

●	Roughly 2’ wide by 65’ long of concrete saw cut to connect to existing sewer line.
●	Extra cutting for conference room table electric and data
●	All ADA ramp work for new front entrance

Masonry:

●	Allowance for misc brick work related to exterior door and applicable interior doorways

Metals:

■	Any new metal support needed for RTU and exhaust fans
■	All railings required by township for new entrance and exterior stairs

Woods and Plastics:

Demolition:

o	DEMOLITION, REMOVAL AND DISPOSAL INCLUDES
●	Demo block wall for rear and front new man doors
●	Office space within main office area (Light fixtures, ACT ceiling system, All drywall partitions, doors and frame) to allow for new office layout per plan dated 8-21-20
●	Demo back all ACT to allow for new office space

DEMO NOTES:

1. Estimate does not include an asbestos survey or an asbestos abatement

Carpentry:

o	In 33,650 SF area, build standard partitions to existing ceiling grid off finish floor as shown on the drawing which shall consist of the following:
o	(2) 15’ x 20’ restrooms
o	(1) 6’ x 15’ janitor closet
o	(1) Breakroom
o	(1) 12’ x 8’ New Entrance area
o	New partition wall for Rooms P002 and P001 and new conference room C001
o	(1) 13’ x 10’ Air compressor room

o	All new partition walls will be built to underside of grid
o	New conference room to get R-30 insulation over room to help with sound
o	Only new walls will be painted
o	All new doors as per plan dated 8-21-20. 9 New single doors and 4 new double doors

Millwork:

o	18 L/F of Standard Plam Cabinets with standard knobs and pulls and Plam C-tops in breakroom Color: TBD

Thermal and Moisture Protection:

o	Patch room as needed around any new penetrations for solder station exhaust and new RTU and exhaust fans.

Doors and windows & Glazing/Glass:

Interior:

o	Furnish and install Solid core wood door as indicated in red per plan 8-21/20 (Best match to existing)
o	Furnish and install Standard Brushed Nickel Hardware
o	20’ long New half window wall 4’ high for room C001 new conference room

Finishes:

o	Paint of New office walls with low luster sheen(only in rooms we build)
o	Paint of HM Hollow Frames and clearcoat interior wood doors best match
o	Patch 2’x4’ Non-directional fissured Flat Lay-in Class A White ceiling tile on 15/16” Flange in new rooms
o	Patch any ceiling that is disturbed by new walls
o	Flooring
●	Furnish and Install Standard ceramic tiles in two new bathrooms (at $11sf)
●	Furnish and Install Standard Excelon VCT in Janitors Closet,Room P001,Poo2 (at $2sf)
●	Furnish and Install LVT in breakroom & new Entrance (at $3.50sf)
●	Furnish and Install Vinyl Cove Base – Color: TBD
●	Furnish and Install new 2’x2’ carpet tile in Board Room (at $21sq yd)
●	Install salvaged carpet where walls are being removed or relocated. If carpet cannot be used from areas where it is being removed, additional costs will be InTest responsibility.
●	All finishes will be the level of existing finishes and final selection by InTest.

Specialties:

o	Furnish and Install ADA restroom accessories
o	Furnish and Install toilet compartments for both men’s and women’s new bathrooms 3 in each bathroom

Equipment: N/A

Furnishings:

o

Cubical Work to be completed in two phases. Take down approximately (27) workstations and rebuild approximately (10). Excess product will be left for “on site” storage. All work to be completed during normal working hours.

Fire Suppression

o	Modify existing fire suppression system to accommodate new office layout as per plan 8-21-20

Conveying Systems: N/A

Mechanical:

HVAC Scope:

●	Modify to existing Ductwork to separate conditioned area for new office layout and balance.
●	Supply and install new RTU for room C001 new conference room. This room will have its own thermostat
●	Supply and install new exhaust system for two solder station in warehouse area.
●	Install existing exhaust fan for the compressor room
●	Supply and install new exhaust for two new bathrooms and one breakroom
●	Plumbing Scope:
●	Add Two Sinks (Wash Stations) in warehouse by janitor closet
●	Plumbing work for (2) New Restrooms and breakroom(as per plans)
●	(3) Auto Flush Toilet fixtures in each restroom
●	Toilet partitions (Enamel baked) Color: TBD
●	(2) wall hung sinks
●	Janitor closet slop sink provided
●	New commercial 50 gallon hot water heater for bathrooms, breakroom, & warehouse sinks.

Electrical:

1)	Relocate existing panel to new demising wall.
2)	Add Lunch room wiring: 5 dedicated countertop receptacles; one switch; 4 relocated lights; one refrigerator receptacle.
3)	Storage: Relocate four lights and add switch
4)	Mens & Womens Room: one switch and three 2x4 lay-in lights; fan wiring and switch to control.

5)	Conference room: Six 2x4 lay-in lights; one switch; two receptacles on new end walls.
6)	Install wiring for compressor at new location, all plumbing responsibility of InTest.
7)	Rewire light in open area; add switch and two 2x2 fixtures in new hallway.
8)	New Exit Door: Add ex/em combo unit with remote heads outside; add outside light and tie into time clock circuit.
9)	Modify and install all emergency and exit lights as necessary for new tenant fit out to meet code in office space.
10)	All new data and electric as per plan notes from 8-21-20 including cube reconfiguration
11)	Re locate three battery charging stations to new demising wall location near new compressor room.
12)	Fire alarm will be modified to be per code

EXCLUSIONS

●	No escrow or bonding fees
●	Security system
●	Key Fobs or other specialty hardware
●	No Warehouse lighting
●	No warehouse painting
●	Premium time and labor.
●	Union labor
●	No Eye wash station work (we will move the existing eyewash station on the same column to avoid the new demising wall)
●	No exhaust included in bid for charging station

Exhibit “C-2”

Plan – Tenant Interior Improvements

[See Attached]

VIPER
15' X 19'
HAAS
17' x 12'
B PORT 1
9' x 10'
TABLE
OFFICE
CONFERENCE

Exhibit “C-3”

Estimated Total Costs

Item	Cost
Contract Sum to CS Builders LLC	$384,400.00
Construction Management Fee – Exeter	$19,220.00

Total:	$403,620.00

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